Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports Third Quarter Results

ONEONTA, Alabama (Nov. 3, 2005) - Otelco Inc. (AMEX: OTT; TSE: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, today announced results for its third quarter ended September 30, 2005. The Company’s quarterly results reflect the third full quarter of operations under its new capital structure and its acquisition of Mid-Missouri Holding Corp. in December 2004. Key quarterly highlights for Otelco include:

•	Total revenues of $11.7 million.
•	Operating income of $4.4 million.
•	Net income of $0.5 million.
•	Net income per basic and diluted share of $0.05 and $0.03 respectively.

“Our results for the quarter were solid, especially given the economic conditions and the impact on discretionary spending caused by the rapid rise in fuel prices,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Our performance for the first nine months of this year has been very much in line with our expectations.”

“We are very pleased with the growth in our total access line equivalents this quarter as the additional marketing plans we implemented during the quarter were successful. In third quarter, we added 693 total access line equivalents. On an annualized basis, our access lines this year have declined at a 3.5% rate, down from 3.8% at the end of the second quarter. On a year-to-date basis, we have grown access line equivalents, which we define as access lines, cable modems and digital subscriber lines, at an annualized rate of 3.5%. Our long distance and cable television subscribers increased in both the third quarter and year-to-date, up 5.0% and 6.1%, respectively this year. Our digital high-speed Internet customers continued to grow steadily, adding 947 customers during third quarter which is an increase of 21.5% for the quarter and 53.5% for the year. At the end of the third quarter, we had a penetration rate of 16.3% for our digital high-speed Internet access,” added Weaver.

“Our focus on growing digital high-speed access, controlling costs and slowing access line losses positions us well for next quarter and to start next year. We remain focused on executing our business plan and generating cash flows, allowing us to return cash back to our shareholders. On September 30, 2005, Otelco again paid over $4.0 million to its IDS holders, representing interest and dividends of approximately $0.420 per Income Deposit Security (IDS).”

Distribution to IDS Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For the third quarter of 2005, the Board is meeting on November 10, 2005. The scheduled interest and any dividend declared will be paid on December 30, 2005 to holders of record as of the close of business on December 15, 2005. The interest payment will cover the period from September 30, 2005 through December 29, 2005.

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Otelco Reports Third Quarter Results

Nov. 3, 2005

Third Quarter 2005 Financial Summary
(dollars in thousands, except per share amounts)

			Change
	3Q 2004	3Q 2005	Amount	Percent

Revenue	$9,320	$11,659	$2,339	25.1%
Operating income	$4,085	$4,416	$331	8.1%
Interest expense	$(784)	$(4,131)	$3,347	426.9%
Net income available to stockholders	$2,142	$496	$(1,646)	(76.8)%
Basic net income per share	$0.27	$0.05	$(0.22)	(81.5)%
Diluted net income per share	$0.25	$0.03	$(0.22)	(88.0)%

Adjusted EBITDA(a)	$6,108	$6,878	$770	12.6%
Capital expenditures	$736	$980	$244	33.1%

	YTD 2004	YTD 2005	Amount	Percent

Revenue	$27,476	$35,129	$7,653	27.9%
Operating income	$12,014	$13,749	$1,735	14.4%
Interest expense	$(2,415)	$(12,167)	$9,752	403.8%
Net income available to stockholders	$6,247	$1,942	$(4,305)	(68.9)%
Basic net income per share	$0.78	$0.20	$(0.58)	(74.4)%
Diluted net income per share	$0.73	$0.13	$(0.60)	(82.2)%

Adjusted EBITDA(a)	$18,058	$21,328	$3,270	18.1%
Capital expenditures	$2,651	$3,340	$689	26.0%

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Adjusted EBITDA
Net Income	$2,143	$496	$6,247	$1,942
Add: Depreciation	1,449	1,928	4,297	5,772
Interest Expense	784	4,131	2,415	12,167
Income Tax Expense	1,174	41	3,423	608
Non Cash Compensation-Stock
Options	459	--	1,378	--
Accretion Expense	--	111	--	332
Change in Fair Value of Derivative
Liability	--	(305)	--	(921)
Loan Fees	--	29	--	89
Amortization - Loan Cost	35	331	105	992
Amortization - Intangibles	64	116	193	347
Adjusted EBITDA	$6,108	$6,878	$18,058	$21,328

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Otelco Reports Third Quarter Results

Nov. 3, 2005

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income. Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP). While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage. The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

		Second	Third
		Quarter	Quarter	% Change
Key Operating Statistics	2004	2005	2005	Quarter	YTD
Access line equivalents (1)
Residential access lines	25,237	25,013	24,705	(1.2)%	(2.1)%
Business access lines	8,414	8,006	8,060	0.7%	(4.2)%
Access lines	33,651	33,019	32,765	(0.8)%	(2.6)%
Digital high-speed lines	3,488	4,407	5,354	21.5%	53.5%
Total access line equivalents	37,139	37,426	38,119	1.9%	2.6%

Long distance customers	13,641	14,061	14,323	1.9%	5.0%
Cable television customers	3,959	4,163	4,201	0.9%	6.1%
Dial-up internet customers	15,348	13,831	12,989	(6.1)%	(15.4)%
Average monthly revenue
per access line (2)	$105.88	$108.52	$111.64	2.9%	5.4%

(1) We define access line equivalents as access lines, cable modems, and digital subscriber lines.

(2) We calculate average monthly revenue per access line as equal to (A) our average revenues for the period within our telephone territory divided by (B) the average of the access lines on the first and the last day of the period. Year-to-date 2005 average revenue per access line is $111.19.

FINANCIAL DISCUSSION FOR THIRD QUARTER 2005

Revenue
Total revenues grew 25.1% in the three months ended September 30, 2005 to $11.7 million from $9.3 million in the three months ended September 30, 2004. The growth in revenue was primarily driven by the acquisition of Mid-Missouri. Local service revenue in the three months ended September 30, 2005 was $3.6 million, the same as in the three months ended September 30, 2004. Total access line equivalents increased 693 from the second quarter, with growth partially offset by the loss of some second access lines used by customers for dial-up Internet access and wireline customer attrition. Network access revenue in the three months ended September 30, 2005 grew 29.5% to $5.3 million from $4.1 million in the three months ended September 30, 2004. Long distance and other telephone services revenue in the three months ended September 30, 2005 increased 27.3% to $0.8 million from $0.6 million in the three months ended September 30, 2004. Cable television revenue in the three months ended September 30, 2005 increased 15.3% to $0.5 million from $0.4 million in the three months ended September 30, 2004. Internet revenue in the three months ended September 30, 2005 increased 161.0% to $1.4 million from $0.5 million in the three months ended September 30, 2004. This increase included the addition of over 1,900 new digital high-speed Internet customers in Alabama in addition to the acquisition of Mid-Missouri.

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Otelco Reports Third Quarter Results

Nov. 3, 2005

Operating Expenses
Operating expenses in the three months ended September 30, 2005 increased 38.4% to $7.2 million from $5.2 million in the three months ended September 30, 2004. The increase was primarily attributable to the purchase of Mid-Missouri, amortization of loan costs associated with our initial public offering and public company costs. Cost of services increased 56.8% to $3.3 million in the three months ended September 30, 2005 from $2.1 million in the three months ended September 30, 2004. Selling, general and administrative expenses remained constant at $1.6 million in the three months ended September 30, 2005 and in the three months ended September 30, 2004. Depreciation and amortization increased 53.5% to $2.4 million in the three months ended September 30, 2005 from $1.5 million in the three months ended September 30, 2004.

Interest Expense
Reflecting the new debt structure, interest expense increased 426.9% to $4.1 million in the three months ended September 30, 2005 from $0.8 million in the three months ended September 30, 2004. The new credit facility and the senior subordinated notes replaced existing variable rate term debt.

Adjusted EBITDA
Adjusted EBITDA for the three months ended September 30, 2005 was $6.9 million, an increase of 12.6% from $6.1 million the three months ended September 30, 2004. See financial tables for a reconciliation of Adjusted EBITDA to net income.

Third Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Friday, November 4, 2005, at 11:00 a.m. ET. To participate in the call, dial 913-981-5558 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at http://www3.otelco.net/index.html or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at http://www3.otelco.net/index.html or www.earnings.com for 30 days. A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the passcode 3711647.

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama and Missouri. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 38,000 access lines, cable modems and digital subscriber lines, which are collectively referred to as access line equivalents, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates five incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,”“expects,”‘intends,”“anticipates,”“plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports Third Quarter Results

Nov. 3, 2005

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2004	September 30, 2005
Assets		(unaudited)
Current Assets
Cash and cash equivalents	$5,406,545	$5,376,690
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $170,515 and
$161,887 respectively	1,179,074	1,216,816
Unbilled revenue	1,884,405	1,847,399
Other	1,522,945	1,419,619
Materials and supplies	1,039,910	968,628
Prepaid expenses	537,784	477,420
Deferred income taxes	652,625	652,625
Total current assets	12,223,288	11,959,197

Property and equipment, net	48,195,568	45,781,964
Goodwill	119,714,094	119,684,411
Intangible assets, net	2,050,943	1,703,795
Investments	1,298,852	1,156,806
Deferred financing costs	8,020,743	7,097,270
Interest rate cap	4,723,135	5,048,443
Total assets	$196,226,623	$192,431,886

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,690,351	$1,313,447
Accrued expenses	1,862,604	2,812,494
Advanced billings and payments	1,141,013	1,069,182
Customer deposits	220,209	233,884
Total current liabilities	5,914,177	5,429,007

Deferred income taxes	13,053,226	13,053,226
Other liabilities	196,644	194,074
Total deferred tax and other liabilities	13,249,870	13,247,300

Long-term notes payable	161,075,498	161,075,498
Derivative liability	2,788,716	1,868,222
Class B common convertible to senior subordinated notes	3,212,528	3,544,722

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding
9,676,733 shares	96,767	96,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	12,435,800	7,319,227
Retained deficit	(2,597,315)	(655,487)
Accumulated other comprehensive income	45,135	501,183
Total stockholders’ equity	9,985,834	7,267,137

Total liabilities and stockholders’ equity	$196,226,623	$192,431,886

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Otelco Reports Third Quarter Results

Nov. 3, 2005

OTELCO INC.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenues
Local services	$3,562,745	$3,567,959	$10,491,800	$10,773,335
Network access	4,110,843	5,324,589	12,112,679	16,289,223
Long distance and other telephone
services	639,823	815,472	1,992,397	2,379,746
Cable television	463,570	533,812	1,336,982	1,545,990
Internet	542,826	1,417,485	1,542,191	4,140,643
Total revenues	9,319,807	11,659,317	27,476,049	35,128,937

Operating expenses
Cost of services and products	2,093,681	3,282,787	6,056,543	9,356,381
Selling, general and administrative
expenses	1,592,986	1,585,280	4,810,167	4,912,279
Depreciation and amortization	1,547,966	2,375,266	4,595,148	7,111,459
Total operating expenses	5,234,633	7,243,333	15,461,858	21,380,119

Income from operations	4,085,174	4,415,984	12,014,191	13,748,818

Other income (expense)
Interest expense	(784,390)	(4,131,073)	(2,414,624)	(12,166,821)
Change in fair value of derivative	-	305,016	-	920,494
Other income	15,781	58,662	70,057	379,353
Total other expense	(768,609)	(3,767,395)	(2,344,567)	(10,866,974)

Income before income tax and
accretion expense	3,316,565	648,589	9,669,624	2,881,844

Income tax expense	(1,174,062)	(41,601)	(3,423,046)	(607,822)

Income before accretion expense	2,142,503	606,988	6,246,578	2,274,022

Accretion of Class B common
convertible to senior subordinated notes	-	(110,732)	-	(332,194)
Net income available to common
stockholders	2,142,503	496,256	6,246,578	1,941,828

Weighted average shares outstanding:
Basic	8,054,841	9,676,733	8,054,841	9,676,733
Diluted	8,557,304	10,221,404	8,557,304	10,221,404

Net income per share:
Basic	$0.27	$0.05	$0.78	$0.20
Diluted	$0.25	$0.03	$0.73	$0.13

Dividends declared per share	$-	$0.18	$-	$0.53